Exhibit 99.1

Nina G. Vaca Elected to Kohl's Corporation Board of Directors

MENOMONEE FALLS, Wis., March 22, 2010 — Kohl’s Corporation (NYSE: KSS) today announced that its Board of Directors has elected Nina G. Vaca (professional name of Ximena G. Humrichouse) as a new board member, effective immediately.

Vaca has been elected to a term expiring at Kohl’s 2010 annual shareholders meeting and will be eligible for re-election by Kohl’s shareholders at that time. She will initially serve on the Board of Directors’ Governance and Nominating Committee.

Kevin Mansell, Kohl's chairman, president and chief executive officer, said, "Nina is a great addition to our board. Her extensive IT experience and entrepreneurial spirit will be valuable assets to Kohl's as we continue to focus on executing our strategy and growing our market share."

Vaca, 38, is the founder and CEO of Pinnacle Technical Resources, Inc. - a staffing, vendor management, and IT solutions firm that serves Fortune 500 clients. Under Vaca’s leadership, Pinnacle has become the fifth fastest growing firm of its type in a $20 billion industry and now has 2,500 consultants across the U.S. and Canada. Vaca’s business success has brought a number of distinctions, such as Ernst & Young’s Entrepreneur of the Year Award for Technology & Communications for the Southwest Region,  Top 25 Women Business Builders in America from Fast Company Magazine, and a listing among Latino Leaders Magazine’s 100 Most Influential Hispanics in America.

Vaca is a graduate of HACR/Harvard Business School’s Corporate Governance Executive Program and Northwestern University’s Kellogg School of Management Advanced Management Education Program. She was honored by Texas State University as its youngest ever Distinguished Alumna and holds a Doctor of Laws Honoris Causa from Northwood University. Vaca has also represented the U.S. in several transatlantic leadership forums, including the German Marshall Memorial Fellow program and the British-American Project. Vaca serves as Region III Chair of the Board of Directors of the U.S. Hispanic Chamber of Commerce.  She also serves on the Board of Governors for Northwood University and the Board of Directors of Comerica Inc.

About Kohl's

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. By the end of March, Kohl’s will operate 1,067 stores in 49 states. A company committed to the communities it serves, Kohl’s has raised more than $126 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Contacts:

Kohl's Investor Relations:  Wes McDonald, Chief Financial Office, (262) 703-1893

Kohl's Media Relations: Vicki Shamion, Vice President - Public Relations, (262) 703-1464